Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Shattuck Labs, Inc.:

We consent to the use of our report dated May 4, 2020, except for Note 14, as to which the date is October 5, 2020, with respect to the balance sheets of Shattuck Labs, Inc. as of December 31, 2019 and 2018, the related statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes incorporated by reference herein.

/s/ KPMG LLP

Austin, Texas

October 16, 2020